Exhibit 10.6

SEPARATION AND SETTLEMENT AGREEMENT

BY AND BETWEEN

RELMADA THERAPEUTICS, INC.

AND

Ottavio Vitolo, M.D.

This Separation and Settlement Agreement (“Agreement”), dated as of April 1, 2020 (the “Effective Date”), is made by and between Relmada Therapeutics, Inc., a Nevada company (“Relmada” or the “Company”), and Ottavio Vitolo, M.D. (“Employee”).

WHEREAS, Employee was employed by the Company pursuant to the terms of an employment agreement effective March 28, 2018 (the “Employment Agreement”) and Confidential Information and Invention Assignment Agreement, dated April 1, 2018 (the “Confidentiality Agreement”); and

WHEREAS, Employee commenced employment with Relmada on April 2, 2018 (the “Start Date”); and

WHEREAS, Employee and the Company have mutually agreed that Employee’s employment with the Company terminated effective March 6, 2020 (the “Separation Date”); and

WHEREAS, the Company and Employee wish to memorialize the terms of Employee’s departure from the Company and each of Employee and the Company’s rights and responsibilities in connection with his departure; and

WHEREAS, Employee has agreed to release the Company and the Company has agreed to release Employee from any claims.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination of Employment and Directorship. Employee's last day of employment will be March 6, 2020.

2. Separation Payments. Pursuant to the satisfactory transition of all information and material requested by the Company, the Company agrees to the following:

A.	The Company shall pay Employee $200,000, without any tax withholdings or other deductions (the “Separation Payment”). The Separation Payment shall be delivered to Employee at this home address (71 Westland Avenue, Newton, MA 02465) in a manner to ensure that it is received by Employee within 8 calendar days of the execution of this Agreement by both Parties. Company shall issue to Employee a Form-1099 for the Separation Payment in the ordinary course of its business. The Company shall also pay Employee $10,000 for attorney’s fees in connection with this matter.

B.	The Company shall also pay to Employee accrued salary of $6,557.40 through March 6, 2020, including any March contributions to the 401k plan, and unused vacation days totaling $28,415.40; each payable on the next scheduled pay period.

C.	If the Employee timely and properly elects COBRA continuation coverage under the Company’s group health plan, the Employee shall only be required to pay active employee rates, as in effect from time to time, until September 6, 2020. At the conclusion of this period, the Employee shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

D.	Employee’s options granted under the Company’s 2014 Stock Option and Equity Incentive Plan shall continue to vest until September 6, 2020. Employee shall have until March 6, 2021 to exercise his vested options and Employee shall be allowed to use a cashless exercise provision to exercise his vested options. Subject to federal securities laws, Employee shall be free of any restrictions preventing him from exercising and selling his vested options as of the eighth day following the execution of this Agreement.

E.	The Company shall include Employee’s name in the upcoming planned scientific publication in connection with the Company’s completed Phase II trial for REL-1017.

3. Separation, Payments, Benefits and Related Matters.

(a) The Parties agree that, except as provided in this Agreement, there are no further sums or benefits due or owing to Employee pursuant to this Agreement or any prior employment agreement, amendment to such agreement, or any other legal or contractual obligation.

(b) The Parties agree that, except for the Confidentiality Agreement, which shall remain in full force and effect, any other agreements shall be of no further effect as of the date of this Agreement (other than Employee’s post-termination obligations under Section 8 of the Employment Agreement, which shall remain in full force and effect).

4. Release of Claims. In consideration for the obligations of the Company set forth in this Agreement, Employee, on behalf of himself, and his respective heirs, executors, officers, directors, shareholders, employees, agents and consultants, investors, stockholders, administrators and assigns, as may be applicable, hereby fully and forever release the Company and its respective heirs, executors, officers, directors, employees, agents, investors, stockholders, administrators, parent, subsidiary and affiliate companies, predecessor and successor companies and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind that any of them may possess arising from any omissions, acts or facts that have occurred from the beginning of time up until and including the date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of those relationships, including, without limitation Employee’s rights to salary and benefits except as provided herein;

(b) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(c) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Americans with Disabilities Act of 1990, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act, the Family and Medical Leave Act, and all other federal, state and local laws dealing with discrimination on any basis, including but not limited to sex, race, national origin, veteran status, religion, disability and age. This Agreement also includes any claim of wrongful termination, based on any legal theory including but not limited to contract and personal injury;

(d) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Paragraph 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any payments or benefits receivable, or obligations incurred or specified under this Agreement.

5. Company Release. In consideration for the obligations of the Employee set forth in this Agreement, the Company, on behalf of itself and its officers and directors hereby fully and forever release the Employee and his heirs, executors, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind that any of them may possess arising from any omissions, acts or facts that have occurred from the beginning of time up until and including the date of this Agreement. The foregoing will not be deemed to release Employee from claims arising from acts or omissions by Employee that would constitute fraud, violations of law, or a felony.

6. Covenants.

(a) Future Acts. Employee agrees and covenants that (i) he shall not divulge to any person or entity other than the Company, including its directors, officers, employees, and agents, without express written authorization of the CEO, any proprietary or confidential information, whether written or oral, received or gained by him in the course of his employment by the Company or of his duties with the Company (“Confidential Information”), nor shall he make use of any such Confidential Information on his own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public; (ii) he has or shall return or cause to be returned to the Company any and all property of the Company of any kind or description whatsoever, including, but not limited to: (1) any Confidential Information, which has been furnished to him or is held by him, at his residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof; and (2) all personal property belonging to the Company, such as, without limitation, Company records, records pertaining to projects that the Company is or may become involved in, laptop computer, desktop computer and any peripheral items used for such equipment. Employee understands and agrees that his obligations to the Company under this paragraph survive the termination of his relationship with the Company under this Agreement; and (iii) that he has vacated or will vacate his office at the Company immediately, and shall return to the Company premises only upon prior written consent of the CEO or his or her designee. For the avoidance of doubt, counsel for the Parties may retain a copy of any Company correspondence or documents in counsel’s possession, and in any subsequent dispute between the Parties such documents be accessed by the Parties.

(b) Confidentiality of this Agreement. The Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, except as may be disclosed in a mutually agreed upon press release and except for disclosures required by law or necessary to effectuate the terms of this Agreement. The Parties agree to take every precaution to disclose Separation Information only to those employees, officers, directors, attorneys, accountants, financial advisors, prospective employers of Employee, governmental entities and family members who have a reasonable need to know of such Separation Information. Employee acknowledges that the Company has certain disclosure obligations that may supersede this Agreement.

(c) Nonsolicitation. Employee agrees that for one year he will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s officers or employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit or encourage officers, employees or of the Company, either for his own benefit or for the benefit of any other person or entity. Further, Employee agrees that he will not use any confidential or proprietary information of the Company to attempt to negatively influence any of the Company’s employees from remaining in the Company or to solicit or influence or attempt to solicit or influence any employee either directly or indirectly, to join another Company, institution or other entity in competition with the business of the Company. Employee agrees that he will be able to earn a livelihood without violating the restrictions set forth in this Paragraph 6(c). Further, for a period of one year from the date of this Agreement, he shall not attempt to negatively influence any of the Company’s client’s or customers from purchasing Company products or services or to solicit or influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Employee agrees that the character and duration of this Paragraph 6(c) are reasonable in light of the circumstances as they exist on the date of this Agreement.

7. Non-Disparagement. Responses to Inquiries. Except (X) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power or (Y) as necessary to prosecute his rights against the Company under this Agreement, Employee agrees (i) to refrain, and to cause any person acting on his behalf to refrain from any knowing disparagement or defamation of the Company or its officers, directors, employees, or agents, or tortious interference with the contracts and relationships of the Company and (ii) that he will respond to any inquiries from any third party that he "left to pursue other business interests, enjoyed the opportunity to contribute to the Company and wishes the Company the best of luck in its future endeavors." Except (X) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power or (Y) as necessary to prosecute its rights against the Employee under this Agreement, the Company agrees (i) to refrain from, and to cause any person acting on its behalf to refrain from any knowing disparagement or defamation of Employee, or tortious interference with the contracts and relationships of Employee and (ii) that it will respond to any inquiries from third parties regarding Employee's departure from the Company with a statement that "Employee has left the Company to pursue other business interests. The Company is grateful for his contributions to the Company and wishes him the best of luck in his future endeavors."

8. Breach of this Agreement. The Parties acknowledge that upon material breach of any provision of this Agreement by Employee of the Company, the Company or Employee, as the case may be, would sustain irreparable harm from such breach, and therefore, Employee and Company hereby mutually represent, warrant and covenant that they have not violated and will not violate any of the terms or provisions contained herein. Employee and the Company also mutually agree that in addition to any other remedies which they may have for any material breach of this Agreement or otherwise, the Company or the Employee, as the case may be, shall be entitled to obtain equitable relief including specific performance and injunctions restraining Employee or the Company, as the case may be, from committing or continuing any such violation of this Agreement.

9. No Admission. The parties acknowledge and agree that this Agreement does not constitute and should not be construed in any way as an admission by any other party of (a) any wrongdoing or liability whatsoever, (b) any violation of the Employee’s or the Company’s rights or those of any other person, or (c) any violation of any order, law, statute, duty or contract. The Company specifically disclaims any liability for any alleged wrongdoing or liability, for any alleged violation of Employee’s rights or those of any other person, or for any alleged violation of any order, law, statute, duty, or contract and Employee specifically disclaims any liability for any alleged wrongdoing or liability, for any alleged violation of the Company’s rights or those of any other person, or for any alleged violation of any order, law, statute, duty, or contract.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he fully understands the provisions contained in this agreement and that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

11. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

12. Severability. In the event any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Arbitration/Attorneys Fees. The Parties agree that Sections 10 and 14 of the Employment Agreement shall govern any disputes regarding this Agreement.

14. Successors. This Agreement shall inure to the benefit of and be enforceable by Employee's heirs and beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors, purchasers and assigns.

15. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and shall supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company, including but not limited to the Employment Agreement (other than as set forth in this Agreement).

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

17. Construction. Whenever used in this Agreement, the singular shall be construed to include the plural and vice versa, where applicable, and the use of the masculine, feminine or neuter gender shall include the other genders. The subject matter and language of this Agreement has been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against any party on the basis that this Agreement was drafted by such party or its counsel. Headings of section and subsections are for convenience of reference only, and shall not be construed as a part of this Agreement, or as limiting or defining the scope of any term or provision hereof.

18. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law provisions.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be executed via facsimile or e-mail and signatures delivered via facsimile or e-mail shall be effective for all purposes.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

21. Execution and Revocation Rights.

(a) This Agreement is intended to satisfy the requirements of the OWPBA. The Employee further agrees that he is advised by this Agreement, as required by the OWPBA, that (i) this waiver and release does not apply to any rights and claims that may arise after the effective date of this Agreement, (ii) he has the right to consult with an attorney prior to signing this Agreement, (iii) he may have at least twenty one (21) days to consider this Agreement, (iv) he has seven (7) days following his execution of this Agreement to revoke this Agreement, (v) this Agreement shall not be effective until the revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is executed by the Employee.

(b) By executing this Agreement, the Employee acknowledges that the Employee has been advised by a representative of the Company that he has twenty-one (21) days within which to consider this Agreement before signing the same and that the Employee has, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing this Agreement.

(a) Following his signing of the Agreement, Employee has the right to revoke the Agreement at any time within seven (7) calendar days of him signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh (7th) day following the date Employee signs this Agreement. The Notice of Revocation shall be sent to the Board of Directors of the Company. If Employee does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Employee gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

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   IN WITNESS WHEREOF, the Parties have executed this Separation and Settlement Agreement on the respective dates set forth below.

RELMADA THERAPEUTICS, INC.		Ottavio Vitolo, an Individual

By:	/s/ Sergio Traversa	/s/ Ottavio Vitolo

Its: CEO

Date: April 1, 2020		Date: April 1, 2020

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